Filed Pursuant to Rule 424(b)(3)

Registration No. 333-291105

PROSPECTUS

Soluna Holdings, Inc.

Up to 3,500,000 Shares of Common Stock

This prospectus relates to the resale of up to 3,500,000 shares of Soluna Holdings, Inc.’s (the “Company,” “we,” “our” or “us”) common stock, par value $0.001 per share (“common stock”), by the selling stockholder listed in this prospectus (the “Selling Stockholder”). The shares of common stock registered for resale pursuant to this prospectus consist of (i) 1,000,000 shares (the “Common Shares”) of our common stock issued to the Selling Stockholder on April 29, 2025, and (ii) up to 2,500,000 shares (the “Conversion Shares,” and together with the Common Shares, the “Shares”) of our common stock underlying the secured promissory note issued to the Selling Stockholder (f/k/a Green Cloud Holdings, LLC) on June 20, 2024, in a principal amount equal to $12.5 million (the “Note”) at a conversion price of $5.00 per share, each (i) and (ii) in connection with and pursuant to that certain Modification Agreement, dated March 21, 2025 (the “Modification Agreement”), between the Company and the Note Parties (as defined below).

The Common Shares and the Note were, and the Conversion Shares when issued will be, issued to the Selling Stockholder in a private placement offering, as described herein (collectively, the “Private Placements”). For additional information about the Private Placements, see “Private Placements.”

The Selling Stockholder may, from time to time, sell, transfer or otherwise dispose of any or all of the Shares or interests in the Shares on any stock exchange, market or trading facility on which the Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” in this prospectus for more information. We will not receive any proceeds from the resale or other disposition of the Shares by the Selling Stockholder. See “Use of Proceeds” beginning on page 11 and “Plan of Distribution” beginning on page 12 of this prospectus for more information. Although we have been advised by the Selling Stockholder that the Selling Stockholder is purchasing the Shares for its own account, for investment purpose in which they take investment risk (including, without limitation, the risk of loss), and without any view or intention to distribute such Shares in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable securities laws, the Selling Stockholder may be deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act by the Securities and Exchange Commission (the “SEC”) , in which case any profits on the sales of the Shares by the Selling Stockholder and any discounts, commissions or concessions received by the Selling Stockholder would be deemed to be underwriting discounts and commissions under the Securities Act.

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “SLNH.” The last reported sale price for our common stock on November 14, 2025 on Nasdaq was $1.67.

You should read this prospectus, together with the additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025 and our other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 15, 2025.

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ABOUT THIS PROSPECTUS

This prospectus forms part of a registration statement that we filed with the SEC, and that includes exhibits that provide more detail with respect to the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before making your investment decision.

You should rely only on the information provided in this prospectus or in a prospectus supplement or any free writing prospectuses or amendments thereto. Neither we, nor the Selling Stockholder, have authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date hereof. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we, nor the Selling Stockholder, are offering to sell or seeking offers to purchase the Shares in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Shares as to distribution of the prospectus outside of the United States.

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PROSPECTUS SUMMARY

The following summary highlights some information from this prospectus. It is not complete and does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus, including the “Risk Factors” section on page 8 and the disclosures to which that section refers you, the financial statements and related notes and the other more detailed information appearing elsewhere or incorporated by reference into this prospectus before investing in any of the securities described in this prospectus.

Corporate Overview

Our mission is to make renewable energy a global superpower using computing as a catalyst.

We develop and operate digital infrastructure that taps into a growing global opportunity: the convergence of renewable energy and High-Performance Computing (“HPC”). We call this model Renewable Computing™.

Across the world, vast amounts of clean energy go to waste due to curtailment. At the same time, there is a critical shortage of power for energy-intensive infrastructure like Artificial Intelligence (“AI”), HPC, and Bitcoin mining. Renewable Computing™ bridges this gap-unlocking stranded renewable energy and turning it into scalable computing power.

We build, own or co-own, and operate data centers co-located with wind, solar, and hydroelectric plants. Our modular and scalable design supports high-throughput, batchable applications such as Bitcoin, and soon, HPC/AI workloads. These facilities are managed by MaestroOS™, our proprietary operating system (“MaestroOS”), which continuously analyzes signals like local power pricing, weather, grid demand, and market conditions to optimize performance and economics.

This intelligent orchestration enables long-term asset monetization and attractive returns on invested capital. Our approach is purpose-built for the energy transition. We specialize in curtailment solutions, working closely with leading renewable energy developers to access underutilized, low-cost power. Our behind-the-meter model allows us to draw energy directly from the plant or the grid, while also providing demand response services-reducing costs and enhancing grid resilience.

A key strategic advantage is our model of co-locating data centers directly with renewable power generation assets. By building behind the meter, we are able to bypass long interconnection queues and source electricity directly from the generation site. This structure not only improves power economics, but also accelerates time-to-market-an increasingly important factor for companies with large, time-sensitive computing workloads such as AI and HPC.

With a repeatable strategy and a growing pipeline of projects, we are scaling a new category of digital infrastructure-one that energizes the grid, lowers computing costs, and advances a more sustainable future.

We operate across multiple business lines and generate revenue from four primary sources, as described below:

●	Bitcoin Mining Business – We mine Bitcoin through proprietary operations and joint ventures located at our data centers.

●	Bitcoin Hosting Business – We provide hosting services to third-party Bitcoin mining customers at our data centers.

●	High Performance Computing Business – We offer colocation and hosting services for companies seeking to train large language models (LLMs), fine-tune existing artificial intelligence models, and deploy other compute-intensive AI or HPC workloads.

●	Demand Response Business – We leverage our data center infrastructure to provide demand response services to grid operators.

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Lines of Business

Bitcoin Mining Business

We engage in proprietary Bitcoin mining, a process that verifies transactions and secures the Bitcoin blockchain. This process involves the use of specialized computing equipment to solve complex cryptographic algorithms. Miners compete to solve these algorithms; the first to do so is awarded a predetermined number of newly issued Bitcoins (the “Block Reward”) and any transaction fees associated with that block.

We participate in one or more mining pools-collaborative networks of miners who combine computing power to improve the probability of earning rewards. Block Rewards earned by the pool are distributed among participants based on each member’s proportional contribution. This model helps reduce revenue volatility compared to solo mining operations.

Our mining operations are energy-intensive and require significant computational resources. We operate data centers equipped with both proprietary and third-party hardware and software. Our proprietary data center operating system, MaestroOS, is used to optimize performance, manage power consumption, and increase operational efficiency.

Revenue from Bitcoin mining consists of Block Rewards and transaction fees and is recognized upon receipt in accordance with applicable accounting guidance. Upon receipt, all digital assets are promptly converted into U.S. dollars through the Coinbase cryptocurrency exchange.

The profitability of this business is affected by several variables, including the market price of Bitcoin, global network hash rate, mining difficulty, electricity and infrastructure costs, and mining pool fees. In addition, Bitcoin undergoes a periodic “halving” event approximately every four years, reducing the Block Reward and potentially impacting future revenue. For the three and six months ended June 30, 2025, our Bitcoin Mining Business represented approximately 46% and 48% of total revenue. For the three and six months ended June 30, 2024, our Bitcoin Mining Business represented approximately 46% and 49% of total revenue.

Bitcoin Hosting Business

We provide colocation and hosting services for third-party Bitcoin mining customers at our data centers. Customers contract space based on their power requirements. Our current customer base includes several large-scale (“Hyperscale”) Bitcoin miners. Contracts typically range from 12 to 24 months in duration.

We offer two primary commercial structures:

1	Fixed-Fee Model – Customers pay a fixed fee based on the volume of energy consumed.

2	Profit-Share Model – Customers pay a share of the profits from their mining activity, with power costs passed through.

For the three and six months ended June 30, 2025, our Bitcoin Hosting Business accounted for approximately 51% and 46% of total revenue. For the three and six months ended June 30, 2024, our Bitcoin Hosting Business accounted for approximately 51% and 46% of total revenue. Revenue in the Bitcoin Hosting Business was concentrated among a small number of customers. For the three months ended June 30, 2025, three customers made up approximately 79% of hosting revenue and 40% of total revenue. For the six months ended June 30, 2025, three customers made up approximately 80% of hosting revenue and 37% of total revenue.

High Performance Computing (HPC) Business

In June 2024, we began providing GPU-as-a-Service in partnership with Hewlett Packard Enterprise Company (“HPE”), offering GPU resources to startups, enterprises, and GPU marketplaces for a fee. As further described in our Annual Report, we terminated our agreement with HPE.

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We are currently developing new infrastructure projects intended to support AI and HPC workloads. These efforts include engagement with potential joint venture partners, conducting site and feasibility studies, securing access to power and land, and performing other early-stage development activities.

Our first planned AI/HPC colocation project is Project Kati, which is in advanced development. Additional projects, including the announced Project Rosa, are also in progress. For the fiscal year 2024 and the six months ended June 30, 2025, we generated minimal revenue from our HPC Business.

Demand Response Business

We provide demand response services to grid operators and utilities by leveraging our data centers as dispatchable energy resources. In select states where we operate, our data centers are enrolled in ancillary services programs that support grid reliability.

Under these programs, we commit to reducing a facility’s power consumption to a predetermined level when called upon by the grid operator. In return, we receive compensation for maintaining this dispatch capability, provided we meet specific performance criteria. For example, to qualify for compensation in a given period-typically monthly-the data center must meet minimum uptime and availability requirements.

For the three and six months ended June 30, 2025, our Demand Response Business represented approximately 3% and 6% of total revenue. For the three and six months ended June 30, 2024, our Demand Response Business represented approximately 3% and 5% of total revenue.

Recent Developments

NYDIG Settlement

As previously disclosed, on December 29, 2022, NYDIG ABL LLC (“NYDIG”) filed a complaint against (i) Soluna MC Borrowings, LLC 2021-1, a Delaware limited liability company (“Borrower”) and indirect wholly-owned subsidiary of Soluna Holdings, Inc., a Nevada corporation (the “Company”), and Soluna MC, LLC, a Nevada limited liability company and indirect wholly-owned subsidiary of the Company (“Guarantor”, and together with Borrower, the “Soluna Parties”) in Marshall Circuit Court of the Commonwealth of Kentucky (the “Court”) regarding a series of loans (the “NYDIG Loans”) made by NYDIG to Borrower pursuant to a Master Equipment Finance Agreement, dated December 30, 2021, that were secured by certain assets of Borrower and guaranteed by Guarantor pursuant to a written guaranty agreement. The Soluna Parties and NYDIG entered into a Stipulation and Agreed Judgment which was approved by the Court on February 23, 2024, whereby judgment was granted to NYDIG on the counts in the complaint and the Soluna Parties became jointly and severally liable for an aggregate amount of $9,182,646.13 plus interest (the “Agreed Judgment Amount”).

On September 29, 2025, the Soluna Parties and NYDIG entered into a Settlement Agreement (the “Settlement Agreement”), pursuant to which the Soluna Parties and NYDIG agreed to fully settle and resolve the Agreed Judgment Amount and all other matters relating to the NYDIG Loans in exchange for the Soluna Parties’ agreement to make certain settlement payments to NYDIG in accordance with the Settlement Agreement. In exchange for such settlement payments, NYDIG, on behalf of itself and its related parties, and its and their respective predecessors, successors, heirs and assigns, agreed to release the Soluna Parties and their affiliates from any and all claims, demands, actions, causes of action, liabilities, damages, costs, and expenses, whether known or unknown, arising out of or relating to the Agreed Judgment Amount and the NYDIG Loans (other than obligations under the Settlement Agreement). If the Soluna Parties fail to make any agreed-upon settlement payments, or certain other defaults occur, the Agreed Judgment Amount shall be revived, reinstated, and restored.

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Generate Loan Facility

On September 12, 2025, the Company caused its subsidiaries Soluna DVSL ComputeCo, LLC (“Dorothy 1A Borrower”), Soluna DVSL II ComputeCo, LLC, and Soluna KK I ComputeCo, LLC (collectively, the “Borrowers”) to enter into a Credit and Guaranty Agreement (the “Credit Agreement”) with Generate Lending, LLC, as administrative agent and collateral agent (the “Agent”), and Generate Strategic Credit Master Fund I-A, L.P. (the “Lender”). The Credit Agreement provides for senior secured term loan commitments in an aggregate principal amount of up to $35.5 million, comprised of (i) Tranche A-1 ($5.5 million), (ii) Tranche A-3 ($11.5 million), and (iii) Tranche B ($18.5 million). In addition, the Credit Agreement permits the Borrowers to request one or more Additional Tranche Loan Commitments (as defined in the Credit Agreement), in the aggregate amount of up to $64.5 million, subject to the approval of the Lender and the Agent, for project-level financing of eligible projects. On September 12, 2025, the Borrowers borrowed $12,623,591 under the Credit Agreement, comprised of Tranche A-1 loans and Tranche A-3 loans. The Company can draw upon Tranche B from September 12, 2025 until October 31, 2026, subject to the conditions set forth in the Credit Agreement. The maturity date for the Tranche A and Tranche B loans is the earlier of (i) payment of outstanding principal, interest, and fees and (ii) September 12, 2030. Additional Tranche Loan Commitments will have maturity dates as set forth in their respective amendments to the Credit Agreement.

Pursuant to the Credit Agreement, the Company issued to Generate Strategic Credit Master Fund I-B, L.P., an affiliate of the Lender and the Agent (“Generate”), in a private placement: (i) a pre-funded warrant to purchase up to 2,000,000 shares of common stock; and (ii) a common warrant to purchase up to 2,000,000 shares of common stock (collectively, the “Generate Warrants”).

Chief Financial Officer Resignation and Appointment

On August 5, 2025, John Tunison, the Company’s Chief Financial Officer, notified the Company that, effective August 21, 2025, he will resign from his position as Chief Financial Officer and Treasurer of the Company. In connection with Mr. Tunison’s resignation, on August 8, 2025, David C. Michaels, a member of the Company’s Board of Directors, was appointed as the Company’s interim Chief Financial Officer and Treasurer, effective August 21, 2025.

Project Kati Financing

On July 22, 2025, the Company closed a $20 million round of financing from Spring Lane Capital for a 35 megawatt (MW) expansion of Project Kati in Texas with Project Kati 1. The funds will be used for the construction of Project Kati 1 beginning in the third quarter of 2025.

July 2025 Public Offering

On July 15, 2025, the Company entered into a securities purchase agreement with the purchasers signatory thereto, pursuant to which the Company sold in a public offering (the “July 2025 Offering”) an aggregate of (i) 8,794,544 shares of common stock; (ii) pre-funded warrants to purchase 296,365 shares of common stock; (iii) Series A warrants (the “Series A Warrants”) to purchase 9,090,909 shares of common stock; and (iv) Series B warrants to purchase 9,090,909 shares of common stock.

Each share of common stock or pre-funded warrant was sold together with one Series A Warrant to purchase one Share and one Series B Warrant to purchase one share of common stock. The combined public offering price for each share of common stock (or pre-funded warrant) and accompanying Series A Warrant and Series B Warrant was $0.55. The pre-funded warrants have an exercise price of $0.001 per share, are exercisable immediately upon issuance and will expire when exercised in full. Each Series A Warrant and Series B Warrant has an exercise price of $0.55 per share and is exercisable immediately upon issuance. The Series A Warrants will expire on the five-year anniversary of the initial exercise date and the Series B Warrants will expire on the twenty-four-month anniversary of the initial exercise date.

The net proceeds of the July 2025 Offering, after deducting the fees and expenses of the placement agent, and other offering expenses payable by the Company, but excluding the net proceeds, if any, from the exercise of the Series A Warrants and Series B Warrants, is approximately $4.3 million. The July 2025 Offering closed on July 17, 2025.

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Project Specific Developments

Project Hedy

We have signed a term sheet for power for Project Hedy, a new 120 MW data center co-located with a 200 MW wind farm in South Texas. The wind farm is owned by a new power partner-a multinational conglomerate that focuses on developing and managing sustainable infrastructure solutions, with a strong emphasis on renewable energy, water management, and services, aiming to contribute to a low-carbon economy and a better planet.

Project Ellen

We have signed a term sheet for power for Project Ellen, a new 100 MW data center co-located with a 145 MW wind farm in South Texas. The wind farm is owned by a new power partner-a leader in renewable energy and sustainable infrastructure both in the U.S. and internationally. Project Ellen will be developed in two 50MW phases, leveraging wind energy to drive sustainable computing at scale.

Project Annie

We have signed a term sheet for power for Project Annie, a new 75 MW data center co-located with a 114 MW solar farm in Northeast Texas. The solar farm is owned by a new power partner-a leader in renewable energy and sustainable infrastructure both in the U.S. and internationally.

Implications of Being a Smaller Reporting Company

We qualify as a “smaller reporting company” under applicable SEC regulations. A smaller reporting company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in our periodic reports and registration statements, including this prospectus, and reduced disclosure about our executive compensation arrangements;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, as amended, on the effectiveness of our internal controls over financial reporting; and

●	reduced disclosure obligations regarding executive compensation arrangements in our periodic reports, proxy statements and registration statements, including this prospectus.

We will continue to be a smaller reporting company as long as we have a public float (determined as of the end of our second fiscal quarter) of less than $250 million or have annual revenues of less than $100 million as of the last fiscal year for which we have audited financial statements and a public float of less than $700 million.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Corporate Information

Soluna Holdings, Inc. (“SHI”), formerly known as Mechanical Technology, Incorporated, which was originally incorporated in the State of New York in 1961, reincorporated in the State of Nevada on March 29, 2021, and is headquartered in Albany, New York. Effective November 2, 2021, the Company changed its name from “Mechanical Technology, Incorporated” (or “MTI”) to “Soluna Holdings, Inc.” On October 29, 2021, Soluna Callisto Holdings, Inc. merged into Soluna Computing, Inc. (“SCI”), a private green data center development company and a subsidiary of SHI. MTI Instruments, Inc., a subsidiary of SHI, was sold on April 11, 2022. On March 23, 2021, our common stock commenced trading on the Nasdaq. We formed a wholly owned subsidiary of SHI on December 27, 2023, SDI. Effective December 31, 2023, SCI transferred substantially all of its assets to SHI or its subsidiaries, including SDI.

Our principal executive office is located at 325 Washington Avenue Extension, Albany, NY 12205, and our phone number is (516) 216-9257. Our principal website address is www.solunacomputing.com.

Information contained in, or accessible through, our website does not constitute part of this prospectus or registration statement and inclusions of our website address in this prospectus or registration statement are inactive textual references only. You should not rely on any such information in making your decision whether to purchase our securities.

We make available free of charge on or through our website access to press releases and investor presentations, as well as all materials that we file electronically with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after electronically filing such materials with, or furnishing them to, the SEC. The SEC maintains an Internet website, www.sec.gov, that contains reports, proxy and information statements and other information that we file electronically with the SEC.

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THE OFFERING

Common Stock to be offered by the Selling Stockholder	Up to 3,500,000 shares of our common stock consisting of:
● 1,000,000 Common Shares; and
● Up to 2,500,000 Conversion Shares.

Use of Proceeds

We will not receive any proceeds from the Conversion Shares offered by the Selling Stockholder pursuant to this prospectus. The net proceeds from dispositions of the Common Shares (i) at a price of up to $4.00 per share, shall be applied to reduce the outstanding principal balance of the Note, and (ii) at a price greater than $4.00 per share, shall be applied first to reduce the outstanding principal balance of the Note in an amount equal to $4.00 per share of our common stock and then to the Selling Stockholder. Please see the section entitled “Use of Proceeds” on page 11 of this prospectus for a more detailed discussion.

National Securities Exchange Listing	Our common stock is currently listed on Nasdaq under the symbol “SLNH.”

Risk Factors	An investment in our securities involves a high degree of risk. Please see the section entitled “Risk Factors” beginning on page 8 of this prospectus. In addition before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 31, 2025, and other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

The above discussion and table are based on 68,265,626 shares of our common stock outstanding as of October 22, 2025, and excludes:

●	2,645 shares of our common stock issuable upon the exercise of options outstanding at a weighted average exercise price of $21.45 per share;
●	199,190 shares of our common stock underlying restricted stock units;
●	1,250,000 shares of our common stock issuable upon conversion of our Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”); and
●	5,466,739 shares of our common stock issuable upon the exercise of outstanding warrants, including pre-funded warrants, at a weighted average exercise price of $2.07 per share.

As of October 22, 2025, we had 4,928,545 shares of our 9.0% Series A Cumulative Perpetual Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), issued and outstanding, and 62,500 shares of our Series B Preferred Stock issued and outstanding.

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PRIVATE PLACEMENTS

On June 20, 2024, pursuant to the terms and subject to the conditions of a Note Purchase Agreement (as amended on July 12, 2024, the “SPA”) by and among (i) Soluna AL CloudCo, LLC (“CloudCo”), a Delaware limited liability company and a subsidiary of Soluna Cloud, Inc. (“Soluna Cloud”), a Nevada corporation and a subsidiary of the Company, (ii) Soluna Cloud, (iii) the Company, and (iv) the Selling Stockholder (collectively, the “Note Parties”), CloudCo issued the Note to the Selling Stockholder in a private placement transaction exempt from the registration requirements of the Securities Act.

On March 23, 2025, the Note Parties entered into the Modification Agreement to, among other things, (i) provide for the deposit of 1,000,000 Common Shares into an escrow account maintained by Northland Securities, Inc. (“Northland”), (ii) provide for the issuance to the Selling Stockholder of a warrant to purchase shares of our common stock upon the release by the Selling Stockholder of its lien on our property (the “Warrant”), (iii) amend the payment schedule of the Note to provide (a) for each of the six scheduled payments occurring after the earlier of the effectiveness of a registration statement for the resale of the Registrable Securities (as defined below) or the date that the Registrable Securities may be sold pursuant to Rule 144 under the Securities Act, without any information requirements, the amount of principal and interest payable on such date shall be reduced by 50% (the aggregate amount of the six months of such reductions, the “Specified Amount”) and (b) if the aggregate amount of payments on the Note applied from the proceeds of the sale of the Common Shares on or prior to the last six scheduled payments is less than the Specified Amount (such difference, the “Make Whole Amount”), then the amount of each of the remaining scheduled payments shall be increased by an amount equal to the Make Whole Amount divided by the number of remaining scheduled payments, (iv) modify the Note such that the Note is now convertible into up to 2,500,000 Conversion Shares based on a conversion price of $5.00, (v) amend the Note to provide that we will be a direct co-obligor with CloudCo under the Note, and (vi) amend the SPA to allow us to organize or incorporate any subsidiary, over which we shall have voting or beneficial control, which is being formed with the intent to engage in a business or line of business substantially similar to that of Soluna Cloud or the Company, without first paying all of the principal and interest due under the Note and without first obtaining the Selling Stockholder’s prior written consent.

Also under the Modification Agreement, we agreed to register for resale the Common Shares and Conversion Shares (together, the “Registrable Securities”) as promptly as commercially practicable, as determined by us, following the registration for resale of certain other securities. Pursuant to the terms of the Modification Agreement, the net proceeds from dispositions of the Common Shares (i) at a price of up to $4.00 per share, shall be applied to reduce the outstanding principal balance of the Note, and (ii) at a price greater than $4.00 per share, shall be applied first to reduce the outstanding principal balance of the Note in an amount equal to $4.00 per share of our common stock and then to the Selling Stockholder.

We also agreed to register for resale the shares of our common stock issuable upon exercise of the Warrant as promptly as commercially practicable, as determined by us, after the issuance of the Warrant.

Subsequently, we and the Selling Stockholder mutually agreed that in lieu of issuing 1,000,000 Common Shares to Northland as described above, we would instead issue such Common Shares directly to the Selling Stockholder, and, on April 29, 2025, we issued 1,000,000 Common Shares directly to the Selling Stockholder.

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RISK FACTORS

Before purchasing any of the securities you should carefully consider the risk factors incorporated by reference in this prospectus from our most recent Annual Report on Form 10-K and any subsequent updates described in our Quarterly Reports on Form 10-Q. For a description of these reports and information about where you can find them, see “Additional Information” and “Incorporation of Certain Information By Reference.” Additional risks not presently known or that we presently consider to be immaterial could subsequently materially and adversely affect our financial condition, results of operations, business and prospects.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain, and our officers and representatives may from time to time make, forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “estimate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions intended to identify statements about the future. These statements speak only as of the date of this prospectus and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements include, without limitation, statements about the following:

●	the availability of financing opportunities, risks associated with economic conditions, dependence on management and conflicts of interest;

●	the ability to service debt obligations and maintain flexibility in respect of debt covenants;

●	economic dependence on regulated terms of service and electricity rates;

●	the speculative and competitive nature of the technology sector;

●	our ability to attract and retain hosted customers for our hosting operations;

●	dependency in continued growth in blockchain and cryptocurrency usage;

●	lawsuits and other legal proceedings and challenges;

●	conflict of interests with directors and management;

●	government regulations;

●	our ability to construct and complete the anticipated expansion of our data centers;

●	the impact of global economic and market conditions and political developments on our business, including, among others, tariffs, rising inflation and capital market disruptions, economic sanctions, bank failures, regional conflicts around the world, and economic slowdowns or recessions that may result from such developments which could harm our research and development efforts as well as the value of our common stock and our ability to access capital markets; and

●	other factors beyond our control.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein and in the documents incorporated by reference herein or risk factors that we are faced with that may cause our actual results to differ from those anticipate in our forward-looking statements. Factors that may affect our results include, but are not limited to, the risks and uncertainties discussed in the “Risk Factors” section on page 8 of this prospectus, in our Annual Report on Form 10-K or in other reports we file with the SEC.

Moreover, new risks regularly emerge, and it is not possible for our management to predict or articulate all risks we face, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. The Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act do not protect any forward-looking statements that we make in connection with this offering. All forward-looking statements included in this prospectus and in the documents incorporated by reference in this prospectus are based on information available to us on the date of this prospectus or the date of the applicable document incorporated by reference. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus and in the documents incorporated by reference in this prospectus. We qualify all of our forward-looking statements by these cautionary statements. We have expressed our expectations, beliefs and projections in good faith and believe they have a reasonable basis. However, we cannot assure you that our expectations, beliefs or projections will result or be achieved or accomplished.

You should rely only on the information in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely upon it.

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SELLING STOCKHOLDER

This prospectus covers the resale or other disposition by the Selling Stockholder identified in the table below of (i) 1,000,000 Common Shares, and (ii) up to 2,500,000 Conversion Shares. For additional information regarding the Shares included in this prospectus, see the section titled “Private Placements.” We are registering the Shares included in this prospectus in order to permit the Selling Stockholder to offer such Shares for resale from time to time. The term “Selling Stockholder” includes the stockholder listed in the table below and its permitted transferees.

The table below sets forth, as of October 15, 2025, the following information regarding the Selling Stockholder:

●	the name of the Selling Stockholder;
●	the number of shares of common stock owned by the Selling Stockholder prior to this offering;
●	the number of shares of common stock to be offered by the Selling Stockholder in this offering;
●	the number of shares of common stock to be owned by the Selling Stockholder assuming the sale of all of the Shares covered by this prospectus; and
●	the percentage of our issued and outstanding shares of common stock to be owned by the Selling Stockholder assuming the sale of all of the Shares covered by this prospectus based on the number of shares of our common stock issued and outstanding as of October 22, 2025.

Except as described otherwise, the number of shares of common stock beneficially owned by the Selling Stockholder has been determined in accordance with Rule 13d-3 under the Exchange Act and includes, for such purpose, shares of common stock that the Selling Stockholder has the right to acquire within 60 days of October 15, 2025.

All information with respect to the common stock ownership of the Selling Stockholder has been furnished by or on behalf of the Selling Stockholder. We believe, based on information supplied by the Selling Stockholder, that except as may otherwise be indicated in the footnotes to the table below, the Selling Stockholder has sole voting and dispositive power with respect to the shares of common stock reported as beneficially owned by the Selling Stockholder. Because the Selling Stockholder identified in the table may sell some or all of the shares of common stock beneficially owned by it and covered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of common stock, no estimate can be given as to the number of shares of common stock available for resale hereby that will be held by the Selling Stockholder upon termination of this offering. In addition, the Selling Stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of common stock it beneficially owns in transactions exempt from the registration requirements of the Securities Act after the date on which it provides the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the Selling Stockholder will sell all of the shares of common stock owned beneficially by it that are covered by this prospectus, but will not sell any other shares of common stock that it presently owns. Except in connection with the Promissory Note in the principal amount of $12,500,000, dated June 20, 2024, issued to the Selling Stockholder by an affiliate of the Company, under which the Company is an obligor, neither the Selling Stockholder, nor any persons (entities or natural persons) who have control over the Selling Stockholder, have held any position or office, or have otherwise had any material relationship with us or any of our subsidiaries within the past three years.

Name of Selling Stockholder	Shares Beneficially Owned prior to Offering(1)		Shares Offered by this Prospectus		Shares Beneficially Owned after Offering	Percentage of Shares Beneficially Owned after Offering(2)
GreenCloud Partners, LLC (3)	3,500,000	(4)	3,500,000	(4)	0	-

(1) Calculated in accordance with Rule 13(d)(3) under the Exchange Act, which includes all options and warrants owned by the holder which are exercisable within 60 days of October 15, 2025.

(2) Based upon 68,265,626 shares of our common stock outstanding on October 22, 2025.

(3) The registered holder of such shares is Northland Securities, Inc. As control person of such shares, David Altshuler may be deemed to possess voting and dispositive power over the shares. The address of the Selling Stockholder is c/o Dinse P.C., 209 Battery Street, P.O. Box 988, Burlington, Vermont 05402-0988.

(4) Includes: (i) 1,000,000 Common Shares, and (ii) up to 2,500,000 Conversion Shares.

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USE OF PROCEEDS

The common stock to be offered and sold using this prospectus will be offered and sold by the Selling Stockholder named in this prospectus. We will not receive any proceeds from any sale of the Conversion Shares in this offering. The net proceeds from dispositions of the Common Shares (i) at a price of up to $4.00 per share, shall be applied to reduce the outstanding principal balance of the Note, and (ii) at a price greater than $4.00 per share, shall be applied first to reduce the outstanding principal balance of the Note in an amount equal to $4.00 per share of our common stock and then to the Selling Stockholder. We will pay all of the fees and expenses incurred by us in connection with this registration.

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PLAN OF DISTRIBUTION

The Selling Stockholder of the common stock and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its common stock covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling the common stock:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such common stock at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell the common stock under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of the common stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Rule 2121 of the Financial Industry Regulatory Authority, or FINRA, and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

The Selling Stockholder and any broker-dealers or agents that are involved in selling the common stock may be deemed “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the common stock. We have agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including certain liabilities under the Securities Act with respect to this prospectus.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the Note shall have been satisfied in full, or (ii) such date as the Shares may be sold pursuant to Rule 144 without any information requirements. The Shares offered hereunder will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Our common stock is quoted on Nasdaq under the symbol “SLNH.”

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DESCRIPTION OF SECURITIES

The following summary of the rights of our capital stock is not complete and is subject to and qualified in its entirety by reference to our Articles of Incorporation, as amended (the “Articles of Incorporation”), and our Bylaws (the “Bylaws”), copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

We have authorized capital stock consisting of 75,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which 6,040,000 shares have been designated as shares of Series A Preferred Stock and 187,500 have been designated as Series B Preferred Stock, as of October 22, 2025. Unless stated otherwise, the following discussion summarizes the terms and provisions of our Articles of Incorporation and our Bylaws. This description is summarized from, and qualified in its entirety by reference to, our Articles of Incorporation and our Bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and the applicable provisions of the Nevada Revised Statutes, as amended (the “NRS”). For a description of the terms of our preferred stock, see Exhibit 4.14 to our Annual Report on Form 10-K, filed with the SEC on March 31, 2025.

Common Stock

Voting rights. The holders of our common stock are entitled to one vote per share held on all matters on which a vote of our common stockholders is taken. Stockholders do not have cumulative voting rights in the election of directors. The election of directors of the Company is decided by plurality vote and all other questions are decided by a majority of the votes cast by our stockholders present in person or by proxy, except as otherwise required by the NRS or our Articles of Incorporation. Our Articles of Incorporation provide that notwithstanding any other provision of our Articles of Incorporation or our Bylaws (and notwithstanding the fact that some lesser percentage may be specified by law, the Articles of Incorporation, or the Bylaws), any director or the entire Board of Directors of the Company (the “Board”) may be removed at any time, but only for cause upon the affirmative vote of 75% or more of the outstanding shares of capital stock entitled to vote for the election of directors at a meeting called for that purpose.

The Board is divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors, with the terms of the classes scheduled to expire in successive years. At each annual meeting of the Company’s stockholders, the stockholders elect the members of a single class of directors for three-year terms.

Dividends. The holders of our common stock are entitled to receive dividends when, as, and if declared by the Board, out of funds legally available therefor.

Liquidation. Except as otherwise provided under our Articles of Incorporation (including the terms of any preferred stock), upon liquidation, dissolution, or the winding up of the Company, holders of our common stock are entitled to receive any remaining assets of the Company in proportion to the respective number of shares held after payment of and reservation for Company liabilities.

Preemptive Rights. The holders of shares of our common stock do not have any preemptive right to subscribe for or purchase any shares of any class or series of our capital stock.

Redemption Rights. Shares of our common stock are not subject to redemption by the Company. To the extent that the Company issues additional shares of common stock, the relative interest in the Company of existing stockholders will likely be diluted.

Anti-Takeover Effects of Certain Provisions of Our Articles of Incorporation and Bylaws, and Nevada Law

Our Articles of Incorporation and Bylaws contain provisions and terms that may delay, defer, or prevent a tender offer or change in control of the Company that a stockholder might consider to be in his, her, or its best interests, including attempts that might result in a premium being paid over the market price for shares of our common stock. The Company expects that such provisions and terms may have the effect of discouraging extraordinary corporate transactions with respect to the Company, such as hostile takeover bids, and will instead encourage any potential acquiror of the Company to first correspond with our Board. These provisions and terms include:

●	Special meetings of stockholders may only be called by the by the chairman of the board or the chief executive officer, or, if there be no chairman of the board and no chief executive officer, by the president, and shall be called by the secretary upon the written request of at least a majority of the Board or the holders of not less than a majority of the voting power of the Company’s stock entitled to vote.
●	The Company maintains a classified Board that is divided into three classes serving for respective three-year terms. As a result, it would take at least two successive annual meetings of shareholders to replace a majority of the members of our Board.
●	Vacancies on the Board may be filled by majority vote of remaining directors then in office, even if less than a quorum, with the individual elected to serve for the remainder of the unexpired term.
●	Any director of the Company may be removed from service as a director only after the affirmative vote of 75% or more of outstanding shares of stock entitled to vote for the election of directors, at a meeting called for that purpose.

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Nevada’s “combinations with interested stockholders” statutes, NRS 78.411 through 78.444, inclusive, prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Further, in the absence of prior approval certain restrictions may apply even after such two year period. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These statutes generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We made an election to opt out of these statutes in our original articles of incorporation and have not amended such provision.

Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elect to restore such voting rights. These laws will apply to us as of a particular date if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless our Articles of Incorporation or Bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority, or (3) a majority or more of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. These laws may have a chilling effect on certain transactions if our Articles of Incorporation or Bylaws are not timely amended to provide that these provisions do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares.

Further, NRS 78.139 provides that directors may resist a change or potential change in control of a corporation if the board of directors determines that the change or potential change in control is opposed to or not in the best interest of the corporation upon consideration of any relevant facts, circumstances, contingencies or constituencies pursuant to NRS 78.138(4).

We expect the existence of these provisions may have an anti-takeover effect with respect to transactions that our Board does not approve in advance and could result in making it more difficult to accomplish transactions that our stockholders may see as beneficial such as (i) discouraging business combinations that might result in a premium over the market price for the shares of our common stock; (ii) discouraging hostile takeovers which could inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts; and (iii) preventing changes in our management.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC (the “Transfer Agent”) (formerly: American Stock Transfer & Trust Company, LLC). The Transfer Agent’s address is 48 Wall Street, 23rd Floor, New York, NY 10005.

National Securities Exchange Listing

Our common stock is currently listed on Nasdaq under the symbol “SLNH.”

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LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for us by Brownstein Hyatt Farber Schreck, LLP, Las Vegas, Nevada.

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EXPERTS

The consolidated balance sheets of Soluna Holdings, Inc. and its subsidiaries as of December 31, 2024 and 2023, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years then ended have been audited by UHY LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. Pursuant to SEC rules, this prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our securities, reference is made to our SEC filings and to the registration statement and the exhibits and schedules to the registration statement of which this prospectus forms a part. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance with such requirements, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the web site of the SEC referred to above. We also maintain a website at www.solunacomputing.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 31, 2025;
●	our Quarterly Reports on Form 10-Q for the period ended March 31, 2025, filed with the SEC on May 15, 2025, and for the period ended June 30, 2025, filed with the SEC on August 14, 2025;
●	our Current Reports on Form 8-K filed with the SEC on February 10, 2025, March 18, 2025, March 27, 2025, March 28, 2025, April 29, 2025, May 8, 2025, July 3, 2025, July 9, 2025, July 17, 2025, August 8, 2025, August 20, 2025, September 16, 2025, September 23, 2025, October 6, 2025 and October 21, 2025 (other than any portions thereof deemed furnished and not filed);
●	our Definitive Proxy Statement filed with the SEC on July 21, 2025 (other than information furnished rather than filed); and
●	the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on March 22, 2021, as updated by the Description of Securities set forth on Exhibit 4.14 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on March 31, 2025, including any amendments thereto or reports filed for the purposes of updating this description.

All other reports and documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date that this registration statement becomes effective and after the date of this prospectus but before the termination of the offering of the securities described in this prospectus shall be deemed to be incorporated by reference into this prospectus.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

Any statement contained in this prospectus or contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or any subsequently filed supplement to this prospectus, or document deemed to be incorporated by reference into this prospectus, modifies or supersedes such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Soluna Holdings, Inc.

325 Washington Avenue Extension

Albany, NY 12205

(518) 218-2550

Attn: Christopher Gandolfo

hello@soluna.io

You may also access these filings on our website at www.solunacomputing.com. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide different or additional information on our behalf. An offer of these securities is not being made in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date of those respective documents.

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Up to 3,500,000 Shares of Common Stock

PROSPECTUS

November 15, 2025.